FOR IMMEDIATE RELEASE
10/17/00

Tellabs reports best quarter in history — again
46.2 percent revenue jump drives record quarterly net income

Lisle, Ill. — Tellabs announced Tuesday record sales and earnings for the third quarter of 2000.

Sales for the third quarter, ended September 29, were $870.6 million, higher than any previous quarter in company history and up 46.2 percent over sales of $595.4 million a year earlier. This marks the 37th consecutive quarter in which Tellabs' sales surpassed prior-year levels.

Net income for the third quarter was $210.4 million, a 48.9 percent increase compared to net income of $141.2 million a year earlier. Included in net income for the third quarter of 2000 is a pre-tax gain of approximately $12.1 million on the sale of stock held as an investment and a pre-tax gain of approximately $8.6 million on a distribution from one of the company's technology investments. Net income for the third quarter of 1999 included a pre-tax gain of approximately $6.9 million on the sale of stock held as an investment and a pre-tax charge of $1.9 million taken in connection with the acquisition of NetCore Systems, Inc. Excluding the effect of the 2000 gains and the 1999 gain and charge, earnings for the third quarter of 2000, another all-time record, increased 42.4 percent over those recorded last year.

Diluted earnings per share of common stock for the third quarter of 2000 were 50 cents compared with 34 cents for the third quarter of 1999. Excluding all gains and charges, diluted earnings per share for the third quarter of 2000 were 47 cents, compared to 33 cents in the third quarter of 1999.

"This is truly an exciting time to be at Tellabs," said Richard C. Notebaert, who became the company's president and CEO on September 18. "Current business is strong, and we continue to make significant headway with the introduction of a suite of new product offerings that lead the way to tomorrow's network. I'm enthused by the ability and energy of the Tellabs people I've met during my first month at Tellabs, and I'm particularly happy to work closely with our chairman, Mike Birck."

Third-quarter highlights for Tellabs' primary product areas follow:

Optical Networking
For the third quarter of 2000, sales of optical networking products amounted to $544.5 million. Revenue from the optical networking family grew 62.5 percent over the third quarter of 1999. In the first nine months of 2000, Tellabs booked more optical networking revenue than in all of 1999 and shipped more than 9.7 million DS1-equivalent ports.

During the quarter, Tellabs' TITAN® 6100 and TITAN 6500 systems, the newest additions to the Tellabs optical networking portfolio, successfully completed validation review, an internal development milestone which indicates that the products are ready for customer deployment. Tellabs received its first customer commitment to deploy the TITAN 6100 system with a new major-carrier customer and expects to ship the first systems to that customer during the fourth quarter. In early October, Tellabs shipped the TITAN 6500 to a third major-carrier customer for field trial.

Broadband Access
Broadband access products accounted for $203.8 million of sales in the quarter, up 34.5 percent from the third quarter of 1999. Within this product family, the CABLESPAN® system continued to emerge as the most significant new revenue source. The company recorded revenue from the new FOCUS™ 6200 DWDM system and FOCUS LX add/drop multiplexer for the first time. During the quarter, Tellabs signed a new memorandum of understanding with Nokia that is expected to widen the customer base for the MartisDXX™ product in 2G and emerging 3G wireless applications.

Next-Generation Switching
Tellabs continues to see customer acceptance of its new SALIX® 7000 family of class-independent switching products. SALIX products have been placed in several major carrier accounts, some of which are carrying live traffic now. Working together with ipVerse and Copper Mountain Networks, Tellabs demonstrated how the SALIX 7750 switch can be used to deliver local and long-distance telephone service with enhanced calling features over a packet data network at the DSLCon tradeshow in Boston. The next-generation switching product group accounted for $51.3 million of sales in the third quarter of 2000 compared with $72.5 million in the same period of 1999. The overwhelming majority of the third quarter revenue came from voice-quality enhancement solutions.

Services and Solutions
Services and Solutions, where third quarter revenue increased 91.1 percent over the third quarter of 1999, is on track to reach an annual run rate of more than $200 million. This area provides Tellabs' customers with network deployment and modernization services and support.

Tellabs designs, manufactures, markets and services optical networking, next-generation switching and broadband access solutions. The company also provides professional services that support its solutions. Tellabs' products and services are used worldwide by the providers of communications services. Its stock is listed on the NASDAQ stock market (TLAB).

This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with introducing new products, entering new markets, competitive response, and a downturn in the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company's SEC filings.

Simultaneous Webcast and Teleconference Replay
Tellabs will host a teleconference to discuss its third quarter 2000 results and expectations for the full year 2000 on Tuesday, 10/17/00, at 7:30 a.m. Central Time. Internet users will be able to access a simultaneous webcast of the teleconference at www.tellabs.com. A taped replay of the call will be available beginning at approximately 9:30 a.m. Central Time, Tuesday, 10/17/00. This toll-free replay will be available for 48 hours. To listen to the teleconference replay, call 1-800-633-8284. (Outside the United States, call 858-812-6440.) When prompted, enter the Tellabs reservation number: 16480128.

CONTACT:
John Springer
+1.630.378.8289

Thomas P. Scottino
+1.630.378.7504

Tellabs, the Tellabs logo, TITAN, CABLESPAN, MartisDXX and SALIX are registered trademarks and FOCUS is a trademark of Tellabs or one of its affiliates in the United States and/or other countries.

TELLABS, INC. Results of Operations (Dollars in thousands, except per-share data) (Unaudited)
	Three Months Ended		Nine Months Ended
	09/29/00	09/28/99	09/29/00	09/28/99
Net Sales	$870,603	$595,358	$2,310,832	$1,606,446
Cost of Goods Sold	403,571	244,262	1,081,995	650,149
Gross Profit	467,032	351,096	1,228,837	956,297

Operating Exp.
Mktg. & G.A.	94,809	77,649	282,101	229,888
Research & Dev.	104,262	79,333	300,566	217,721
Merger costs	---	1,929	5,760	1,929
Goodwill Amort.	3,034	1,902	8,823	4,802
Total Oper. Exp.	202,105	160,813	597,250	454,340

Oper. Profit	264,927	190,283	631,587	501,957
Interest/Other-Net	36,075	13,842	88,421	29,609
Profit Before Tax	301,002	204,125	720,008	531,566
Income Taxes	90,626	62,878	226,803	167,179
Net Profit	$210,376	$141,247	$493,205	$364,387

Earnings Per Share
Basic	$0.51	$0.35	$1.20	$0.90
Diluted	$0.50	$0.34	$1.18	$0.87

Average Number of Shares of Common Stock Outstanding
Basic	410,354	405,546	409,642	404,098
Diluted	419,160	417,935	418,946	416,482

TELLABS, INC. Condensed Consolidated Balance Sheet (Dollars in thousands) (Unaudited)
	2000 Third Quarter	2000 Second Quarter	1999 Year End
Assets
Current Assets
Cash and investments	$1,127,147	$1,142,194	$968,002
Accounts receivable, less allowance	691,303	636,528	626,741
Inventories	365,362	263,120	185,796
Other current assets	16,488	9,729	6,389
Total Current Assets	2,200,300	2,051,571	1,786,928

Property, Plant and Equipment	671,661	623,389	576,992
Accumulated depreciation	(274,965)	(266,380)	(240,806)
	396,696	357,009	336,186

Goodwill	75,286	80,380	87,275
Other Assets	193,884	174,306	144,236
Total Assets	$2,866,166	$2,663,266	$2,354,625

Liabilities
Current Liabilities
Accounts payable	$171,286	$160,116	$111,597
Accrued liabilities	125,251	112,848	116,733
Income taxes	57,820	50,230	47,205
Total Current Liabilities	354,357	323,194	275,535

Long-Term Debt	2,850	2,850	9,350
Other Long-Term Liabilities	23,145	21,678	20,512
Deferred Income Taxes	6,403	7,240	1,723
Total Liabilities	386,755	354,962	307,120

Stockholders' Equity
Common Stock, $0.01 Par Value	4,105	4,101	4,080
Additional Paid-In Capital	420,355	409,492	376,648
Cumulative Translation Adjustment	(159,203)	(119,232)	(82,915)
Unrealized Holding Gains on Securities	13,129	23,294	41,872
Retained Earnings	2,201,025	1,990,649	1,707,820

Total Stockholders' Equity	2,479,411	2,308,304	2,047,505
Total Liab. and Stockholders' Equity	$2,866,166	$2,663,266	$2,354,625